As filed with the Securities and Exchange Commission on June 4, 1999
                                                      Registration No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          INTERNET COMMERCE CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                                  13-3645702
 (State or other jurisdiction of        (I.R.S. Employer Identification Number)
 incorporation or organization)

                                805 Third Avenue
                            New York, New York 10022
                                 (212) 271-7640
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                RICHARD J. BERMAN
                      Chairman and Chief Executive Officer
                          INTERNET COMMERCE CORPORATION
                                805 Third Avenue
                            New York, New York 10022
                                 (212) 271-7640
                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                                    Copy to:

                             PETER S. KOLEVZON, ESQ.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                          New York, New York 10022-3903
                                 (212) 715-9100
                              --------------------

        Approximate date of commencement of proposed sale to the public: at such time or times after the effective date of this Registration Statement as the selling stockholders may determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reimbursement plans, check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
  Title of each class          Amount            Proposed         Proposed maximum           Amount
  of securities to be          to be         maximum offering    aggregate offering            of
       registered          registered(1)      price per share    price per share(2)     registration fee(2)
------------------------------------------------------------------------------------------------------------

Class A Common Stock,
par value $.01 per share     3,213,334      $       12.06        $       38,760,841    $       10,776


-----------


(1) Issuable upon conversion of Series A Convertible Redeemable Preferred Stock. Also includes such indeterminate number of shares of Class A Common Stock that may be issuable upon conversion of the Series A Convertible Redeemable Preferred Stock pursuant to the anti-dilution provisions thereof.

(2) The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee under Rule 457(c) of the Securities Act, based upon the average of the highest and lowest price per share of common stock on The Nasdaq SmallCap Market reported on June 1, 1999.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
           The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

PROSPECTUS

                          INTERNET COMMERCE CORPORATION
                    3,213,334 Shares of Class A Common Stock
                            par value $.01 per Share

o This Prospectus relates to the public offering from time to time of up to 3,213,334 shares of our Class A Common Stock by the persons listed in "Selling Stockholders" below or their pledgees, donees, transferees and other successors in-interest, referred to in this Prospectus as the "selling stockholders," after the selling stockholders convert all or part of their shares of Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"). We issued the Series A Preferred Stock to the selling shareholders in a private placement that was completed in April 1999. This Prospectus also relates to the sale by the selling stockholders of an indeterminate number of additional shares of our common stock that is issuable upon conversion of the Series A Preferred Stock if the conversion price is adjusted as required by the Series A Preferred Stock.

o Our common stock is traded on The Nasdaq SmallCap Market under the symbol "ICCSA". On June 3, 1999, the last sale price for the common stock was $11.625.

o The shares of common stock offered by this Prospectus are being sold by the selling stockholders. Any selling stockholder may sell the common stock on The Nasdaq SmallCap Market or in privately negotiated transactions, whenever he decides and at the price he sets. The price at which any of the shares of common stock are sold and the commissions paid, if any, may be privately negotiated, may be based on the prevailing market prices and may vary from transaction to transaction.

o We will not receive any proceeds from the sale of these shares. We will pay all expenses of registration incurred in connection with this offering. The selling stockholders will pay all selling and other expenses that they incur.

o This investment involves a high degree of risk. You should carefully consider the risk factors beginning on page 7 of this Prospectus before you decide to invest.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We have not authorized anyone to provide you with, and you should not rely on, information other than that which is in this Prospectus.

                   The date of this Prospectus is June _, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Forward-Looking Statements...................................................  3

Summary of Our Business......................................................  3

Risk Factors.................................................................  7

Risks Relating to our Company................................................  7

Risks Relating to the Internet and Online Commerce Aspects of our Business... 14

Risks Relating to our Class A Common Stock................................... 16

Use of Proceeds.............................................................. 18

Selling Stockholders......................................................... 18

Plan of Distribution......................................................... 21

Description of Securities.................................................... 22

Legal Matters................................................................ 30

Experts...................................................................... 30

Where You Can Find More Information.......................................... 30

                           FORWARD-LOOKING STATEMENTS

        This Prospectus contains a number of "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Specifically, all statements other than statements of historical facts included in this Prospectus (or incorporated by reference in this Prospectus) regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. When used in this Prospectus (including the information incorporated by reference), the words "anticipate," "believe," "estimate," "expect," "may," "will," "continue" and "intend," and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These "cautionary statements" reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors including, without limitation, those listed under the heading "Risk Factors" and other cautionary statements in this Prospectus (and in the information incorporated in this Prospectus by reference).

        Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this Prospectus as anticipated, believed, estimated, expected or intended. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.


                             SUMMARY OF OUR BUSINESS

                          Internet Commerce Corporation

        We have developed, and own and operate, an Internet-based value-added network ("VAN") with which we provide Electronic Data Interchange ("EDI") services to large organizations and their trading partners under the trade name CommerceSense. We have developed our CommerceSense service as an alternative to the EDI services that are currently provided by traditional VANs that offer their services primarily using dedicated telecommunications links. Our CommerceSense service translates and transmits electronic documents, such as purchase orders, requests for proposals and receipts, as well as images and other data over the Internet through an "in" and "out" mailbox system. We began the development of our CommerceSense service in 1997, introduced CommerceSense for beta testing in November 1997 and launched the current version of CommerceSense commercially in April 1999.

        We believe that our CommerceSense service offers the following services typically provided by traditional VANs:

           o  Document management, acknowledgment and tracking;

           o  Archiving and reporting  services;

           o Third-party non-repudiation (we act as an independent third party to verify document transmission, receipt and content);

           o  Technical support; and

           o  Security and encryption as required by application.

        In addition to providing many of the features of the services provided by traditional VANs, we believe that CommerceSense offers advantages over the services provided by traditional VANs, such as:

        Lower Costs. Our CommerceSense service uses the Internet to offer customers services at a lower cost than traditional VANs.

           o CommerceSense does not require the customer to purchase software or an EDI translator to access the network, thus lowering the upfront costs required to subscribe to our CommerceSense service compared to subscribing to a traditional VAN service;

           o Using the Internet rather than the traditional VAN telecommunications infrastructure reduces the costs associated with EDI transmissions and enables us to offer our CommerceSense service at lower prices than those currently charged by traditional VANs;

           o CommerceSense  does not require  customers to make ongoing software
           modifications   or   maintain  a   technical   staff  to  manage  EDI
           transmissions; and

           o The lower setup and operating costs allow a larger percentage of an organization's smaller trading partners to become EDI-enabled, thereby facilitating the exchange of documents and other data and reducing costs for both the organization and its trading partners.

        Improved Quality of Service and Additional Features. Our CommerceSense service uses the Internet to deliver a higher level of service and more features than traditional VANs.

           o Documents are delivered significantly faster, depending upon the speed of the customer's ISP connection;

           o Customers may more effectively track, monitor and process business documents and other data;

           o Documents can be delivered either in real time or retrieved when convenient for the customer, rather than in batches, which in some cases can take several hours to be delivered. Real-time delivery reduces the potential for document corruption, bottlenecks and other problems associated with batch delivery modes;

           o Our  CommerceSense  service can handle  transmissions of data other
           than  standard  business  documents,  such  as  images,   engineering
           drawings, architectural blueprints, audio and video clips; and

           o The customer can create different document types and formats for various business applications. For example, the customer can add its business logo to its documents and can use its own format for each document type.

        In addition, we believe our CommerceSense service offers advantages over e-mail and other Internet-based electronic commerce systems, such as:

           o Our CommerceSense service can handle a wide variety of business documents and data, including purchase orders, invoices, statements, inventory tracking and shipping documents, images, engineering drawings, architectural blueprints, audio and video clips; and

           o We believe that CommerceSense is the only Internet-based data transmission service that is approved to interconnect with the six largest traditional VANs, which we believe currently account for 90% of EDI revenue. Thus, we can handle EDI traffic between our customers and any of their trading partners that choose to continue to use a traditional VAN.

        A large company that uses EDI to communicate with its vendors is referred to as a "hub"; the vendors are referred to as "spokes". We intend to continue to market our CommerceSense service to the 2,500 largest hub companies in the United States. Due to the cost to the spoke companies of using VANs, large hub companies using EDI are currently connected to only a small percentage of their potential spoke companies. We believe that a significant number of these hub companies intend to expand the use of electronic commerce to more of their spoke companies. Since small spoke companies using our CommerceSense service require only an Internet connection or a Web browser to receive and transmit documents electronically, large hub companies may now be able to request or encourage electronic commerce with their small hub companies. In turn, many of these spoke companies may become the hub companies for their suppliers, which should further broaden the reach of our CommerceSense service.

        We believe that if we are able to sell our CommerceSense service to a significant percentage of a hub company's spokes, we may be able to offer to such a trading community ancillary messaging services in addition to CommerceSense. It is our intention to attempt to develop and introduce a variety of messaging products and services with a focus on the needs of large-scale enterprises, particularly those enterprises that are in vertical markets in the 25 largest commercial industries. We believe that a large-scale CommerceSense trading community within an individual vertical market could make available to third parties desirable access to a group of buyers and sellers that share applications and circumstances unique to their industry.

        The address of our principal executive office is 805 Third Avenue, New York, New York 10022. Our telephone number at that address is (212) 271-7640.

                                  RISK FACTORS

        You should carefully consider each of the following risk factors in addition to the other information contained in this Prospectus before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially and adversely affect our business, operating results, financial condition and the market price of our common stock and could result in the complete loss of your investment.

        The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we do not currently recognize or that we currently believe are immaterial may also adversely impact our business, operating results, financial condition and the market price of our common stock.

                          RISKS RELATING TO OUR COMPANY

We have a limited operating history.

        We were founded in November 1991 and from 1991 to 1997 we conducted limited operations and developed certain products that we were unable to exploit commercially and consequently discontinued. In 1997, we shifted our business emphasis to focus exclusively on the development and marketing of our CommerceSense service and launched the current version of our CommerceSense service commercially in April 1999. As a result, we have only a limited operating history and there is little historical information on which to evaluate our business and prospects. An investor in our common stock must consider the substantial risks, expenses and difficulties frequently encountered by companies that depend solely on the success of a recently-introduced new product or service and that compete in new and rapidly evolving markets. Such risks for us include:

        o  our evolving business model;
        o  our  ability to  achieve  market  acceptance  of our  services;
        o  our ability to manage growth and expanding  operations;
        o our competitors, many of which have more established electronic document delivery systems and customer relationships and vastly greater financial and other resources than we do; and
        o  the rapid evolution of technology in electronic commerce.

        We may not be successful in implementing any of our business strategies or in addressing these risks. Even if we accomplish these objectives, we may not be profitable in the near future, or ever.

We have incurred significant losses, expect future losses and we may never become profitable.

        We have incurred significant losses since our company was founded in 1991. We have never earned a profit in any fiscal quarter and, as of January 31, 1999, we had an accumulated deficit of approximately $16.5 million. In their audit report on our July 31, 1998 financial statements, Richard A. Eisner & Company, LLP questioned our ability to continue as a going concern. However, this occurred prior to the consummation of our April 1999 private placement of Series A Preferred Stock in which we raised approximately $7 million of cash proceeds and converted into equity approximately $2,595,000 million of debt. We are currently focusing on our CommerceSense service, which we introduced for beta testing in November 1997. We launched the current version of CommerceSense commercially in April 1999. As a result, our revenue for the foreseeable future is almost entirely dependent on the success of this service, including, but not limited to, the number of customers who subscribe to the service and the volume (in kilocharacters) of the data, documents or other information they send or retrieve utilizing our service. We expect our cost of revenue and operating expenses to increase significantly, especially in the areas of marketing, customer installation and customer service. We will need to generate significant revenue to achieve and maintain profitability. If we do not increase our revenue significantly, we will continue to be unprofitable.

        We expect to base our expenditures on our plans and estimates of future revenue. We may be unable to adjust spending in a timely manner if we experience an unexpected shortfall in our revenue. As a result, we may not achieve profitability.

Our prospects depend to a large extent on the future of business-to-business electronic commence conducted on the Internet, which is uncertain.

        The market for Internet-based electronic commence has only recently begun to develop and is evolving rapidly. This makes it difficult to predict demand and market acceptance for our CommerceSense service. We are not sure that this market will grow. If the market does not develop as quickly as we expect, our business, operating results and financial condition will be materially and adversely affected. We cannot assure you that widespread acceptance of business-to-business Internet-based electronic commence will occur.

We may not be able to manage our growth.

        Our ability to implement our business plan successfully in a new and rapidly-evolving market requires effective planning and growth management. We plan to expand our existing operations substantially, particularly those relating to sales and marketing, customer installation and technical support. We expect that we will need to continue to manage and to expand multiple relationships with customers, Internet service providers and other third parties. We also expect that we will need to continue to improve our financial systems, procedures and controls and will need to expand, train and manage our workforce, particularly our information technology staff. Our management and operating systems may be strained by our growth and we may be unable to complete in a timely manner necessary improvements to our operating systems, procedures and controls to support our future operations. If we cannot manage our anticipated growth effectively, our business, operating results and financial condition will be materially and adversely affected.

We may face capacity constraints.

        The satisfactory performance, reliability and availability of our network infrastructure, customer support and document delivery systems and our Web site are critical to our reputation and our ability to attract customers and maintain adequate customer service levels. Capacity constraints could prevent customers from sending or gaining access to their documents or other data or accessing our customer support services for extended periods of time and decrease our ability to acquire and retain customers. If the amount of traffic increases substantially and we experience capacity constraints, we will need to expand further and upgrade our technology and network infrastructure. We may be unable to predict the rate or timing of increases in the use of our services to enable us to upgrade our operating systems in a timely manner. Any significant or prolonged capacity constraints would likely have a material and adverse effect on our business, operating results and financial condition.

We face risks relating to rapid technological changes.

        Our market is characterized by rapidly changing technologies, customer demands and intense competition. If we cannot keep pace with these changes, our CommerceSense service could become uncompetitive and our business will suffer. The Internet's recent growth and the intense competition in our industry exacerbate these characteristics. We need to continue to develop strategic business and Internet solutions that enhance and improve the customer service features, functions and responsiveness of our CommerceSense service and that keep pace with continuing changes in information technology and customer requirements. If we are not successful in developing and marketing enhancements to our CommerceSense service or new services that respond to technological change or customer demands, our business will suffer.

We may have future capital needs.

        If we do not become profitable, or if achieving profitability takes longer than we anticipate, we will need to raise additional funds. In addition, we may need to raise additional funds sooner if we attempt to expand more rapidly or if competitive pressures or technological changes are greater than anticipated. If additional financing is needed, we cannot assure you that it will be available on reasonable terms or at all. Our business, operating results and financial condition could be materially and adversely affected by any failure to obtain necessary additional financing.

        If additional funds are raised through the issuance of debt securities, the holders of the debt securities will have a claim to our assets that will be prior to any claim of our stockholders. The interest on these debt securities could have a material and adverse effect on our operating results and financial condition. If additional funds are raised through the issuance of common stock or securities convertible into or exchangeable for common stock, the percentage ownership of our then-existing stockholders will decrease and they may experience additional dilution. In addition, any convertible or exchangeable securities may have rights, preferences and privileges more favorable to the holders than those of the common stock.

The business-to-business electronic commerce market is intensely competitive.

        The business-to-business electronic commerce industry is evolving rapidly and is intensely competitive. Our principal competitors include: GE
Information Services, Inc., Harbinger Corporation, AT&T Corp., MCI Communications Corporation, Sterling Commerce, Inc. and Advantis, a joint-venture of International Business Machines Corporation and Sears Roebuck & Co. Each of these competitors has an established VAN that has provided EDI for at least several years and has long-established relationships with the users of EDI, including many of our prospective customers. Current and potential competitors may establish cooperative relationships among themselves.

        Many of our current and potential competitors, especially those named above, have significant existing customer relationships and vastly larger financial, marketing, customer support, technical and other resources than we do. As a result, they may be able to respond more quickly to changes in customer requirements or be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers and employees, or be able to devote greater resources to the development, promotion and sale of their services than we can. New competitors or alliances or other cooperative relationships among current and potential competitors and suppliers may emerge and rapidly acquire market share.

        We may not be successful in competing against our current and future competitors. Increased competition or our failure to compete successfully is likely to result in fewer customers, price reductions, reduced gross margins, increased marketing costs or loss of market share, or a combination of these problems, any of which could have a material and adverse effect on our business, operating results and financial condition.

We currently depend on our CommerceSense service and face the risks of expanding into new business areas.

        We are currently focusing exclusively on our CommerceSense service. As a result, our financial condition for the foreseeable future will depend heavily on the success or failure of our CommerceSense service. We introduced the current version of our CommerceSense service commercially in April 1999 and it is difficult to predict demand and market acceptance for this service in the new and rapidly evolving business-to-business electronic commerce market.

        It is our intention to attempt to expand our operations by developing and marketing new or complementary services or systems or by expanding the breadth and depth of our offerings. We cannot assure you that we will be able to do so effectively. Furthermore, although we believe that we will be able to use our CommerceSense service as a platform to provide these additional services or systems, we cannot assure you that we will be able to do so.

We may pursue acquisitions which will require substantial funding and divert our management and may involve substantial risk.

        We may seek acquisitions of services, products or companies, joint ventures or other arrangements which complement or expand our business. However, we cannot assure you that we will be able to identify appropriate acquisition candidates in the future. If an acquisition candidate is identified, we cannot assure you that we will be able to successfully negotiate and finance the acquisition. In addition, we cannot assure you that we will be able to integrate the acquisition into our existing business and successfully operate the acquisition. The negotiation of potential acquisitions could cause diversion of management's time and resources and require significant resources to consummate. If we consummate one or more significant acquisitions through the issuance of shares of common stock, you could suffer significant dilution of your ownership interests in ICC. Finally, expanding our business through acquisitions may expose us to new and different competitors, which will likely have greater financial and other resources than we do.

We depend on our key personnel and certain third-party providers and we will need to attract and retain additional personnel.

        We are substantially dependent on the continued services and performance of our executive officers and other key employees. In addition, we believe we will need to expand significantly our information technology, marketing and customer service staffs in the near future by hiring employees who are highly skilled in the Internet and its rapidly-changing technology. Individuals who have Internet expertise and can manage, service or market the services we offer and propose to offer are in high demand. Many of our competitors have significantly greater financial and other resources than we do and may be able to offer more lucrative compensation packages and higher-profile employment opportunities than we can. Although all of our executive officers and certain key employees have entered into employment agreements, none of these agreements prevents any of them from leaving us. The loss of the services of any of our executive officers or other key employees or our inability to hire needed additional personnel could materially and adversely affect our business, operating results and financial condition.

        We intend that an important part of the compensation of our key employees will be stock options and other stock-based compensation. If our stock price declines for any significant period of time, we may not be compensating our employees in a competitive manner. In that case, it could become difficult to retain key employees and our business would suffer.

        In addition, we are substantially dependent on the services of independent contractors to train customers in the use of CommerceSense. We have entered into one such relationship and are seeking to retain several other providers of such services. We do not control or supervise these service providers and if they fail to perform satisfactorily or if we cannot retain additional service providers, our business will be materially and adversely affected.

We are dependent on our intellectual property.

        Other than our branding patent, our intellectual property consists of proprietary or confidential information that is not currently subject to patent, trademark or similar protection. Although we have applied for trademark protection for the CommerceSense name, this name is not currently a registered trademark in the United States.

        Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving. As a result, we cannot assure you that unauthorized third parties will not try to copy our service or our business model or use our confidential information to develop competing services. It is possible that our competitors or others will adopt product or service names similar to CommerceSense, thereby impeding our ability to build brand identity and possibly confusing customers. We cannot assure you that we will be able to secure significant protection for this trademark. Policing unauthorized use of our technology is difficult and expensive, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may not adequately protect our intellectual property.

        We also cannot assure you that our business activities and our CommerceSense service will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. Any such claims and any resulting litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our proprietary rights and a requirement that we enter into costly and burdensome royalty and licensing agreements. If a license or royalty agreement is required, it may not be available on terms acceptable to us, or may not be available at all. In the future, we may also need to file lawsuits to defend the validity of our intellectual property rights and trade secrets, or to determine the validity and scope of the proprietary rights of others. These litigations, whether successful or unsuccessful, could result in substantial costs and diversion of resources, including management time and attention.

Our operating results may fluctuate significantly due to seasonality.

        Our limited operating history with respect to our CommerceSense service, together with our expanded business strategy, make it difficult to assess fully the impact of seasonal factors on our business. However, we expect to experience seasonality in our business that reflects the seasonality of the businesses of our customers. We believe that period-to-period comparisons of our operating results may not be meaningful and that our operating results for any particular period will not necessarily be a good indicator of our future performance.

International expansion could result in financial losses.

        We intend to expand our international marketing and sales efforts. International operations are subject to a number of inherent risks, including the following:

        o  political,  economic and legal instability;
        o  fluctuations in currency exchange rates;
        o  potentially adverse tax consequences;
        o the burdens of complying with a wide variety of foreign laws and changing regulatory requirements; and
        o  tariffs and other trade barriers.

We may suffer systems failures and business interruptions.

        Our success will depend on the efficient and uninterrupted operation of our service that is required to accommodate a high volume of traffic. Almost all of our network operating systems are located at a single leased facility in New York, New York. Our systems are vulnerable to damage from fire, power loss, telecommunications failures, break-ins, earthquakes and other events. Although we have implemented network security measures, our servers may be vulnerable to computer viruses, electronic break-ins, attempts by third parties deliberately to exceed the capacity of our systems and similar disruptions. Any of these events could lead to interruptions or delays in service, loss of data or the inability to accept, transmit and confirm customer documents and data. These events could have a material adverse effect on our business, operating results and financial condition.

Certain of our existing stockholders will exercise significant control.

        Certain of our stockholders currently, in the aggregate, beneficially own shares having approximately 28.4% of the combined voting power of our voting securities. These shares have been deposited into a voting trust and will be voted at the direction of a majority of the non-management directors of the Company and Richard J. Berman, our Chairman and Chief Executive Officer. See "Description of Securities". As a result, these stockholders will be able to take any of the following actions without your approval:

        o  elect all of our directors;
        o amend our charter or approve a merger, sale of assets or other major corporate transaction;
        o  defeat any takeover attempt that you may believe is beneficial; and
        o otherwise control the outcome of all matters submitted for a stockholder vote.

The interests of these stockholders could conflict with your interests. In addition, this concentration of ownership could delay or prevent another person from acquiring control or causing a change in control of ICC, which may affect your ability to resell your shares at a favorable price.

Problems related to the year 2000 issue could require us to incur unanticipated delays and expenses.

        As a company engaged in business-to-business electronic commence over the Internet, we rely on computer programs and systems in connection with our internal and external communication networks and systems (including transmissions of information over the

Internet), order processing and fulfillment, accounting and financial systems, customer access to our Web site and other business functions. Based on our design process and assessment to date, we believe the current versions of our service and our various systems are year 2000 compliant. However, we cannot assure you that our programs designed to minimize the impact of the transition to the year 2000 on our electronic date-sensitive equipment, including the terminal operations software at our facilities, will be completely successful (or that the costs of implementing them will not exceed our current estimates). If these programs are not successful (or if their costs exceed our estimates), the date change from 1999 to 2000 could have a material and adverse effect on our business, operating results and financial condition. The full extent of any adverse impact on our business is impossible to determine.

        It is possible that our customers may not become year 2000 compliant in a timely fashion. While the failure of a customer to become year 2000 compliant will not affect our ability to receive or transmit that customer's documents or data, the ability of that customer's trading partners to receive or utilize the document or data transmitted may be adversely affected. As a result, customers that are not year 2000 compliant may cease using our CommerceSense service and that may have a material and adverse effect on our business, operating results and financial condition.


               RISKS RELATING TO THE INTERNET AND ONLINE COMMERCE
                             ASPECTS OF OUR BUSINESS

We depend on the continued existence of the Internet infrastructure.

        The increased acceptance of the Internet for business-to-business electronic commerce is essential for our business to grow. We cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful and easy means of transferring documents and data will continue to develop. The Internet infrastructure may not support the demands that growth may place on it and the performance and reliability of the Internet may decline. The Internet could lose its viability or its usage could decline due to many factors, including:

        o  cost and ease of Internet access;
        o  delays  in  the  development  of  the  Internet   infrastructure;
        o  inconsistent  service  quality;
        o  the  adoption  of  new  standards  or protocols  for the  Internet;
        o  changes or  increases  in  governmental regulation;
        o the development and adoption of new technologies which do not use the Internet;
        o  intellectual property ownership; and
        o  privacy concerns.

        In addition, concerns over the security of online transactions and the privacy of users may inhibit the growth of the Internet as a means of delivering business documents and data. We rely upon encryption and authentication technology to provide secure transmission of confidential information. However, we cannot assure you that our security measures will prevent security breaches, and such breaches could expose us to operating losses, damage to our reputation, litigation and possible liability. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of our encryption and authentication technology and could enable an outside party to steal proprietary information or interrupt our operations. We may need to incur significant expenses and use significant resources to protect against the threat of security breaches or to alleviate problems caused by such breaches.

We depend on third-party providers of Internet and telecommunications service.

        Our operations also depend upon third parties for Internet access and telecommunications. Frequent or prolonged interruptions of these services could result in significant losses of revenues. We have limited control over these third parties and cannot assure you that we will be able to maintain satisfactory relationships with any of them on acceptable commercial terms. Nor can we assure you that the quality of services that they provide will remain at the levels needed to enable us to conduct our business effectively. Each of them has experienced outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our on-line architecture. These types of occurrences could cause users to perceive our products as not functioning properly and therefore cause them to use other methods to deliver and receive information.

Government regulation and legal uncertainties relating to the Internet could hurt our business.

        The Internet is largely unregulated and the laws governing the Internet remain unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy and taxation apply to the Internet. In addition, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as:

        o user  privacy;
        o security;
        o pricing;
        o content;
        o copyrights;
        o distribution;
        o taxation; and
        o characteristics and quality of services.

        Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. This could increase the cost of transmitting documents and data over the Internet. Finally, foreign laws and state tax laws and regulations relating to the provision of services over the Internet are still developing. If individual states impose taxes on services provided over the Internet, our cost of providing our CommerceSense and other services may increase and we may not be able to increase the prices we charge to cover these costs. Any new domestic or foreign laws or regulations or new interpretations of existing laws and regulations relating to the Internet could have a material and adverse effect on our business, operating results and financial condition.


                   RISKS RELATING TO OUR CLASS A COMMON STOCK

Our stock price may be extremely volatile.

        The  market   price  of  our  common   stock  is  likely  to   fluctuate
substantially in the future. In addition, the securities markets have experienced significant price and volume fluctuations and the market prices of the securities of Internet-related companies have been especially volatile. Fluctuations in the market price of our common stock may affect our visibility and credibility in the Internet commerce market. In addition, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. A securities class action lawsuit against us could result in substantial costs and a significant diversion of resources, including management time and attention.

        If you decide to purchase our shares, you may not be able to resell them at or above the price you paid due to a number of factors, including, in addition to those described above:

        o  changes in earnings estimates by analysts;
        o actual or anticipated variations in quarterly operating results, including actual results below analysts' expectations;
        o  the loss of customers;
        o  market conditions in the industry or generally;
        o  general domestic and international  economic  conditions;
        o  announcements  of  technological innovations by our competitors; and
        o significant sales of our common stock by one or more of our principal stockholders.

As a result, you could suffer a loss if the future market price remains less than the price you paid per share.

The market for our common stock may be illiquid.

        Our common stock is currently trading on the Nasdaq SmallCap Market. There can be no assurance that an active trading market will be sustained. It is possible that the trading market for the common stock in the future will be "thin" and "illiquid", which could result in increased volatility in the trading prices for our common stock. The price at which the common stock will trade in the future cannot be predicted and will be determined by the market. The price may be influenced by many factors, including, but not limited to, investors' perceptions of us, the use of the Internet for business purposes and general economic and market conditions.

        Our common stock was delisted from the Nasdaq SmallCap Market on February 22, 1999 because we did not satisfy the listing criteria. We have since then been relisted on the Nasdaq SmallCap Market. We believe that we are significantly better positioned to maintain our listing on the Nasdaq SmallCap Market as a result of the funds we raised in our private placement of Series A Preferred Stock.

Our board of directors can issue preferred stock with rights adverse to the holders of common stock.

        Our board of directors is authorized, without further stockholder approval, to determine the provisions of and to issue up to 4,989,825 shares of preferred stock. Issuance of preferred shares with rights to dividends and other distributions, voting rights or other rights superior to the common stock could be adverse to the holders of common stock.

Our certificate of incorporation and bylaws provide director and officer indemnification and limit their liability.

        We may have to spend significant resources indemnifying our officers and directors or paying for damages caused by their conduct. The Delaware General Corporation Law provides for broad indemnification by corporations of their officers and directors and permits a corporation to exculpate its directors from liability for their actions. Our bylaws and certificate of incorporation implement this indemnification and exculpation to the fullest extent permitted under this law as it currently exists or as it may be amended in the future. Consequently, subject to this law and to certain limited exceptions in our certificate of incorporation, none of our directors will be liable to us or to our stockholders for monetary damages resulting from conduct as a director.

Our anti-takeover provisions and Delaware law may have adverse effects on our stock price.

        There are provisions in our certificate of incorporation, our bylaws and Delaware law that make it more difficult for a third party to obtain control of ICC, even if doing so would be beneficial to our stockholders, which could depress our stock price. These provisions include: (a) authority to divide the Board of Directors into three classes so that only one-third of our directors are elected each year and are elected for terms of three years; (b) requiring a request by stockholders holding not less than 20% of our outstanding stock to compel the Board of Directors to call a special meeting of the stockholders, which request must state the object of the proposed meeting; and (c) permitting the Board of Directors to amend or repeal our bylaws without stockholder consent or vote.

                                 USE OF PROCEEDS

        The selling stockholders are selling all the common stock covered by this Prospectus for their own account. Accordingly, we will not receive any proceeds from the sale of such common stock. We will pay all expenses of registration incurred in connection with this offering. The selling stockholders will pay all selling and other expenses that they incur.


                              SELLING STOCKHOLDERS

        We raised $7 million of cash proceeds and converted into equity $2,595,000 of debt through the sale and exchange of Series A Preferred Stock in our private placement that was completed in April 1999. We issued a total of 9,595 shares of Series A Preferred Stock in connection with this private placement to the selling stockholders named below. In May 1999 we issued 45 shares of Series A Preferred Stock to Summerwind Restructuring, Inc. for financial consulting and advisory services rendered from January 1, 1999 through April 30, 1999. This Prospectus relates to 3,213,334 shares of common stock that may be offered and sold from time to time by the selling stockholders after they convert their shares of Series A Preferred Stock. It also relates to the sale by the selling stockholders of an indeterminate number of additional shares of our common stock that is issuable upon conversion of the Series A Preferred Stock if the conversion price is adjusted as required by the Series A Preferred Stock.

        Set forth below is information, as of the date of this Prospectus, regarding the beneficial ownership of the shares by the selling stockholders. The number of shares shown as beneficially owned by the selling stockholders represents all of the shares of Common Stock to be issued upon conversion in full of all of the outstanding shares of Series A Preferred Stock. The information regarding the selling stockholders' beneficial ownership after this offering assumes that all shares of common stock offered by the selling stockholders through this Prospectus are actually sold. The presentation is based on __________ shares of our common stock outstanding as of _____, 1999.


----------------------------------------------------------------------------------------------------------
                                Number of Shares            Number of                Common Stock
                                 of Common Stock            Shares of             Beneficially Owned
                               Beneficially Owned          Common Stock             After Offering
----------------------------------------------------------------------------------------------------------
   Selling Stockholders         Prior to Offering            Offered             Number       Percent
----------------------------------------------------------------------------------------------------------

DOUG SCHMIDT
AGR HALIFAX FUND, LTD
ALBA LTD
ALEXANDER MITCHELL
ALTA WEHNERT
ANTHONY G. ORPHANOS
ARAB COMMERCE BANK LTD
ARCHIBALD M. BROWN, JR.
ASHISIE DRUVE
AUSTOST ANSTALT SCHAAN
BANCA FINNAT
   EURAMERICA, S.p.A
BEAR STEARNS SECURITIES
   CORP CUSTODIAN FOR
   STEVEN MIZEL IR
BENNY SHABTAI
B.R. FRIES & ASSOCIATES
CANADIAN ADVANTAGE
CFC GROUP
CHARLES TRAVERS
CLAUDE P. LEMIEUX
ROBERT GEROTH
STEVEN ABLAMSKY
JOHN ABLAMSKY
JODI KURST
RENEE CASADONTE
DONALD CASADONTE
CYRILLE PLACE
DAVID C. LYLE
DAVID HANDLER
DAVID JAN MITCHELL
DAVID MITCHELL
DAVID MORLEY
DIETER WITTRIN
DOMINIC BASSANI
DOMINIC CHANG
DOMINICK D'ALLEVA
DRS. AJ SCHACHTER
E & G GLASBRENNER
ELISE G. KLEIN
ELLIS AG
EMERSON CAPITAL
   MANAGEMENT LTD.
FALCON SECURITIES
FIDUCIARIA OREFICI, S.p.A
FINANCIAL INSTITUTION
   RETIREMENT FUND
GARY S. GLUCK
GARY WRUBLE
GERALD WILLIAM CRABBE
GORDON SCHAEFFER
GUILLAUME ZOLA PLACE
HARVEY BLITZ
HERBERT BORK
HERIOT HOLDINGS LIMITED
ICN CAPITAL LIMITED
INGO SCHNELLE


                                     - 19 -





----------------------------------------------------------------------------------------------------------
                                Number of Shares            Number of                Common Stock
                                 of Common Stock            Shares of             Beneficially Owned
                               Beneficially Owned          Common Stock             After Offering
----------------------------------------------------------------------------------------------------------
   Selling Stockholders         Prior to Offering            Offered             Number       Percent
----------------------------------------------------------------------------------------------------------

JAMES A. ORTENZIO
JAMES BURZOTTA
JAMES J. MCANDREWS IRA
JAMES SCIBELLI
JAN MITCHELL
JEAN A. FRISA
JEFFREY S. MARKOWITZ
JIMMY C.M. HSU
JOERG LANGLITZ
JOHN D. LANE
JOSEPH A. FOGLIA
JOSEPH FUSCO
JOSEPH M. RAITI
JOSEPH M. IDY
JOSEPH P. BASILICE
J. DOUGLAS SCHMIDT
KATHLEEN MEDICI
KENNETH A. JOHNSON
KENSINGTON CAPITAL LTD
KERRY M. FLEMING
KEVIN STEELE
KLAUS KAPOSI
KURT GUBLER, C/O
   INVESTARIT AG
LADNER INVESTMENTS LTD
LONDON VENTURE CAPITAL
   CORP
LONG ISLAND TITLE
  AGENCY, INC.
MAKOTO SASAKI
MARKUS WALLNEY
NIKO DIMITROV
ORHAN SADIK-KHAN
OTATO LIMITED
   PARTNERSHIP
PASQUALE M. LAVECCHIA
PICTET & CIE
RANDALL McCATHREN
RBB BANK AG
RICHARD BLUME
RICHARD FELDMAN
RICHARD FRIEDMAN
RICHARD J. BERMAN
ROLAND MUELLER
ROLF ALBRECHT
RONALD C. FROMM
RONALD LOSHIN
ROSS DWORMAN
SALVATORE J. ZIZZA
SHOU-CHUNG WANG
SONEM PARTNERS LTD
STEVEN J. POSNER
STEVEN SLAWSON
SUMMERWIND
   RESTRUCTURING, INC.
THOMAS ENRIGHT
THOMAS R. ULIE
THOMAS W. PEW, JR.


                                     - 20 -





----------------------------------------------------------------------------------------------------------
                                Number of Shares            Number of                Common Stock
                                 of Common Stock            Shares of             Beneficially Owned
                               Beneficially Owned          Common Stock             After Offering
----------------------------------------------------------------------------------------------------------
   Selling Stockholders         Prior to Offering            Offered             Number       Percent
----------------------------------------------------------------------------------------------------------

TIMOTHY VON FUELLING
   STRAUS
TOMMY C. HSU
VINCENT FERRARA
WILLIAM PATTERSON



--------------------

                              PLAN OF DISTRIBUTION

        We anticipate that the selling stockholders may sell all or a portion of the shares offered by this Prospectus from time to time on The Nasdaq SmallCap Market or otherwise, at fixed prices, at market prices prevailing at the time of sale or at prices reasonably related to the market price, at negotiated prices, or by a combination of these methods of sale through:

o ordinary brokerage transactions and transactions in which the broker solicits purchases;

o sales to one or more brokers or dealers as principal, and the resale by those brokers or dealers for their account, including resales to other brokers and dealers;

o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

o       privately negotiated transactions with purchasers.

        We are not aware as of the date of this Prospectus of any agreements between the selling stockholders and any broker-dealers with respect to the sale of the shares offered by this Prospectus, although we have made no inquiry in that regard. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions:

o broker-dealers may engage in short sales of the shares covered by this Prospectus in the course of hedging the positions they assume with selling stockholders;

o the selling stockholders may sell shares of our common stock short and deliver the shares to close out their short positions;

o the selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares covered by this Prospectus, which the broker-dealer may resell according to this Prospectus; and

o the selling stockholders may pledge the shares covered by this Prospectus to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares according to this Prospectus.

        The selling stockholders and any broker, dealer or other agent executing sell orders on behalf of the selling stockholders may be considered to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker, dealer or agent and profit on any resale of the shares may be considered to be underwriting commissions under the Securities Act. Such commissions received by a broker, dealer or agent may be in excess of customary compensation.

        All costs, fees and expenses of registration incurred in connection with the offering will be borne by us. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

        We have notified the selling stockholders that they will be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. Rule 102 under Regulation M provides, with some exceptions, that it is unlawful for the selling stockholders or their affiliated purchasers to, directly or indirectly, bid for or purchase, or attempt to induce any person to bid for or purchase, an account in which the selling stockholders or affiliated purchasers have a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of the common stock. To the extent required by law, we may require the selling stockholders, and their brokers if applicable, to provide a letter that acknowledges compliance with Regulation M under the Exchange Act before authorizing the transfer of the selling stockholders' shares.


                            DESCRIPTION OF SECURITIES

        The following summary description of the material terms of our capital stock and warrants is not intended to be complete. Since the terms of our capital stock must comply with the provisions of our certificate of incorporation and bylaws, which are included as exhibits to the registration statement, and the Delaware General Corporation Law, you should read our certificate of incorporation and bylaws very carefully. See "Delaware Law and Certificate of Incorporation and Bylaw Provisions" in this Section for a discussion of certain relevant provisions of our certificate of incorporation and bylaws and the Delaware General Corporation Law.

        We have the authority to issue up to 40,000,000 shares of Class A Common Stock, 2,000,000 shares of Class B Common Stock, 2,000,000 shares of Class E-1 Common Stock, 2,000,000 shares of Class E-2 Common Stock and 5,000,000 shares of preferred stock, which includes 10,000 shares of Series A Preferred Stock and 175 shares of Series S Preferred Stock ("Series S Preferred Stock"). Each class and series of our capital stock has a par value of $.01 per share.


Common Stock

Class A Common Stock
--------------------

        As of May 31, 1999, there were 1,383,437 shares of Class A Common Stock outstanding, held of record by approximately 160 stockholders. Class A Common Stock is currently traded on the Nasdaq SmallCap Market under the symbol "ICCSA".

        Holders of Class A Common Stock are entitled to one vote per share on all matters to be voted on by our common stockholders. Subject to the preferences of the preferred stock, the holders of Class A Common Stock are entitled to a proportional distribution of any dividends that may be declared by the board of directors, provided that if any distributions are made to the holders of Class A Common Stock, identical per-share distributions must be made to the holders of the Class B Common Stock, even if the distributions are in Class A Common Stock. In the event of a liquidation, dissolution or winding up of ICC, the holders of Class A Common Stock are entitled to share equally with holders of the Class B Common Stock in all assets remaining after liabilities and amounts due to holders of preferred stock have been paid in full or set aside. Class A Common Stock has no preemptive, redemption or conversion rights. The rights of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of Series A Preferred Stock, Series S Preferred Stock or any other series of preferred stock that ICC may designate and issue in the future.

Class B Common Stock
--------------------

        As of May 31, 1999, there were 114,954 shares of Class B Common Stock outstanding, held of record by 24 stockholders.

        Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis both upon request of the holder of the Class B Common Stock or automatically upon transfer of the Class B Common Stock to a stockholder that does not hold any Class B Common Stock prior to the transfer. Class B Common Stock is entitled to six votes per share rather than one vote per share, but in all other respects each share of Class B Common Stock is identical to one share of Class A Common Stock.

Class E-1 and E-2 Common Stock
------------------------------

        As of May 31, 1999, there were 276,851 shares each of Class E-1 Common Stock and Class E-2 Common Stock outstanding. On May 28, 1999, we called for redemption on June 11, 1999 all outstanding shares of Class E-1 and Class E-2 Common Stock for a total redemption price of $276.85.


Preferred Stock

        The certificate of incorporation authorizes the board of directors, without any approval of our stockholders, to issue up to 5,000,000 shares of preferred stock from time to time and in one or more series and to fix the number of shares of any series and the designation, conversion, dividend and other rights of the series. The board of directors has designated 10,000 shares of preferred stock as Series A Preferred Stock and 175 shares of preferred stock as Series S Preferred Stock.

        Future issuances of preferred stock may have the effect of delaying or preventing a change in control of ICC. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Series A Preferred Stock
------------------------

        As of May 31, 1999, ICC had 9,640 shares of Series A Preferred Stock outstanding, held by approximately 110 stockholders.

        Series A Preferred Stock is convertible, at the option of the holder, into the number of shares of Class A Common Stock equal to $1,000 divided by 75% of the average closing price of the Class A Common Stock on the Nasdaq SmallCap Market or, if not then traded on the Nasdaq SmallCap Market, in the over-the-counter market for the ten trading days immediately prior to the conversion date, at a conversion rate of $5.00 per share until December 31, 1999 with respect to 6,940 shares of Series A Preferred Stock and a minimum conversion rate of $3.00 per share and a maximum conversion rate of $5.00 per share with respect to 2,700 shares of Series A Preferred Stock. As of January 1, 2000, all outstanding shares of Series A Preferred Stock will have a minimum conversion rate of $3.00 per share and a maximum conversion rate of $5.00 per share. No fewer than 25 shares may be converted at one time unless the holder then holds fewer than 25 shares and converts all such shares at that time.

        Series A Preferred Stock is redeemable, in whole or in part, by ICC at $1,000 per share, plus any accrued and unpaid dividends, upon thirty-days' written notice, commencing on the third anniversary of the date of issuance.

        Subject to the rights of stockholders holding any series of ICC preferred stock that is senior to the Series A Preferred, in the event of a liquidation, dissolution or winding up of ICC, the holders of Series A Preferred Stock are entitled to receive an amount equal to $1,000 per share of Series A Preferred Stock. If upon a liquidation, dissolution or winding up of ICC the assets remaining after liabilities and amounts due to holders of senior preferred stock have been paid in full or set aside are not sufficient to pay such amount and the amount also due to holders of other preferred stock ranking on a parity with the Series A Preferred Stock, the holders of the Series A Preferred Stock share ratably with the holders of the parity preferred stock in the assets remaining.

        The holders of the outstanding shares of Series A Preferred Stock are entitled to a 4% annual dividend payable in cash or in shares of Class A Common Stock, at the option of ICC, each July 1 commencing July 1, 1999.

        Series A Preferred Stock has no voting rights except as expressly required by law.

Series S Preferred Stock
------------------------

        As of May 31, 1999, ICC had 175 shares of Series S Preferred Stock outstanding, held by one stockholder.

        Commencing July 1, 1999, and on the first day of each calendar month thereafter, twelve shares of Series S Preferred Stock shall be mandatorily redeemed by ICC at a price of $1,000 per share. If ICC is unable to redeem the twelve shares, the twelve shares will be automatically converted into Class A Common Stock at a conversion rate per share of Series S Preferred Stock equal to $1,000 divided by the average closing price of the Class A Common Stock on the Nasdaq SmallCap Market or, if not then traded on the Nasdaq SmallCap Market, in the over-the-counter market for the five trading days immediately prior to the conversion date.

        Subject to the rights of stockholders holding any series of preferred stock of ICC that is senior to the Series S Preferred, in the event of a liquidation, dissolution or winding up of ICC, the holders of Series S Preferred Stock are entitled to receive an amount equal to $1,000 per share of Series S Preferred Stock. If upon a liquidation, dissolution or winding up of ICC the assets remaining after liabilities and amounts due to holders of senior preferred stock have been paid in full or set aside are not sufficient to pay such amount and the amount also due to holders of other preferred stock ranking on a parity with the Series S Preferred Stock, the holders of the Series S Preferred Stock shall share ratably with the holders of the parity preferred stock in the remaining assets.

        Holders of the outstanding Series S Preferred Stock are not entitled to receive any dividend payments and have no voting rights except as expressly required by law.

Voting Trust. Thomas H. Lipscomb (former Chairman of the Board and President of the Company), and Alan N. Alpern (former Chief Financial Officer of the Company) have deposited substantially all the shares of common stock beneficially owned by them and other members of their families, which includes Class B Common Stock, into a voting trust (the "Voting Trust") until February 18, 2000. As of May 1, 1998, 123,739 shares of Class B Common Stock were forfeited pursuant to an Escrow Agreement dated as of September 11, 1992, as amended September 20,
1994 (the "Escrow Agreement"), and such shares were delivered by the Escrow Agent to the Company which holds the shares in treasury. Accordingly, as of May 31, 1999, the shares in the Voting Trust represent 28.4% of the total voting power of the Company. The shares of Common Stock held in the Voting Trust will be voted at the direction of a majority of the non-management directors of the Company and Richard J. Berman, the Chief Executive Officer of the Company and Arthur R. Medici, former President and a current Director of the Company.


Warrants

        As of May 31, 1999 there were 1,227,573 Class A Warrants outstanding. Each Class A Warrant entitles the holder upon exercise to purchase one Class B Warrant (described below) and one share of Class A Common Stock. Each Class A Warrant is exercisable for $22.39 and expires in February 2002.

        As of May 31, 1999 there were 2,212,439 Class B Warrants outstanding. Each Class B Warrant entitles the holder upon exercise to purchase one share of Class A Common Stock. Each Class B Warrant is exercisable for $30.13 and expires in February 2002.

        The Class A and Class B Warrants are traded in the over-the-counter market on the NASD's "OTC Electronic Bulletin Board". The number of Class A and Class B Warrants and the exercise prices thereof are subject to adjustment in the event of any subdivision or combination of the outstanding Class A Common Stock, any stock dividend payable in shares of Class A Common Stock paid to holders of Class A Common Stock, or any sale of any shares of Class A Common Stock, or of any rights, warrants, options or securities convertible into or exercisable for Class A Common Stock, for consideration valued at less than the then market price (as defined the Class A and Class B Warrants) of the Class A Common Stock. In the event that all the Series A Preferred Stock remains outstanding on January 1, 2000 and the minimum price at which it may be converted changes to $3.00 per share, the number of Class A Warrants and Class B Warrants outstanding as of May 31, 1999 would increase to 1,519,683 and 2,738,906, respectively, and the exercise prices of the Class A Warrants and Class B Warrants would decrease to $18.08 and $24.34, respectively.

        In connection with our initial public offering, unit purchase options were issued to D.H. Blair and its designees to purchase 31,000 units for $33.75 per unit. Upon exercise of these options, the holders are entitled to receive one share of Class A Common Stock, one Class A Warrant and one Class B Warrant. In connection with our 1997 private placement, unit purchase options were issued to D.H. Blair and its designees to purchase 112,229 of the same units for $15.75 per unit. The unit purchase options issued in connection with our 1997 private placement are subject to an anti-dilution adjustment as a result of the private placement of Series A Preferred Stock and this adjustment is substantial. The unit purchase options issued in connection with our initial public offering expire in January 2000. The unit purchase options issued in connection with our 1997 private placement expire in February 2002.

        Investors in our 1998 bridge financing purchased 10% notes with warrants attached. For each $1 of notes, a purchaser was entitled to 0.3 warrants and we issued a total of 778,500 warrants in this transaction. Each of these warrants entitles the holder upon exercise to purchase one share of Class A Common Stock for $2.50. These warrants expire between December 2001 and July 2002.

        Two placement agents provided services in connection with our 1998 bridge financing and are entitled to receive a total of 59,850 warrants for these services. Each of these warrants entitles the holder upon exercise to purchase one share of Class A Common Stock for $2.50. These warrants expire between July 2001 and January 2002.

        Several NASD registered broker/dealers provided services in connection with our April 1999 private placement of Series A Preferred Stock and are entitled to receive a total of 158,250 warrants for these services. Each of these warrants entitles the holder upon exercise to purchase one share of Class A Common Stock for $5.00 and expires in April 2002.

        The warrants issued in our 1998 bridge financing to investors and placement agents are redeemable by ICC for $2.50 per warrant within 10 days of mailing an acceleration notice at any time from June 1999 to January 2000 if the bid price of the Class A Common Stock exceeds $7.50 (subject to adjustment for stock splits, dividends or combinations) for 10 consecutive trading days.

        The number and exercise price of the warrants issued to financial advisors in connection with our 1998 bridge financing and our April 1999 private placement are subject to adjustment in the event of any stock dividend payable in shares of Class A Common Stock paid to holders of Class A Common Stock or any subdivision or combination of the outstanding Class A Common Stock.

        Summerwind Restructuring, Inc. received 500,000 warrants (the "Summerwind Warrants") as consideration for various consulting services under a consulting agreement with our predecessor, Infosafe Systems, Inc. ("Infosafe"), dated as of June 12, 1998. Each of these warrants entitles the holder upon exercise to purchase one share of Class A Common Stock for $2.50 and expires in June 2003. The number and exercise price of the Summerwind Warrants are subject to adjustment in the event of any sale or distribution of debt or other securities of ICC or of cash, property or other assets to holders of Class A Common Stock, any stock dividend payable in shares of Class A Common Stock paid to holders of Class A Common Stock, any subdivision or combination of the outstanding Class A Common Stock, or any sale of any shares of Class A Common Stock, or of any rights, options, warrants, or securities convertible into or exercisable for Class A Common Stock, for consideration valued at less than the then exercise price of the Summerwind Warrants.


Delaware Law and Certificate of Incorporation and Bylaw Provisions

        The following summary description of provisions of the Delaware General Corporation Law and our certificate of incorporation and bylaws is not intended to be complete. You should read our certificate of incorporation and bylaws very carefully.

        We must comply with the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is generally a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

        The provisions of our certificate of incorporation and bylaws could also have anti-takeover effects. These provisions enhance the likelihood of continuity and stability in the composition of the policies formulated by the board of directors. In addition, these provisions are intended to ensure that the board of directors will have sufficient time to act in what it believes to be in the best interests of ICC and its stockholders. These provisions also are designed to reduce the vulnerability of ICC to an unsolicited proposal for a takeover of ICC that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of ICC. The provisions are also intended to discourage some tactics that may be used in proxy fights. See "Risk Factors--Risks relating to our Class A Common Stock--Our anti-takeover provisions and Delaware law may have adverse effects on our stock price."


Classified Board of Directors

        We received stockholder authorization on June 26, 1998 to amend our certificate of incorporation to provide for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. We intend to elect directors for each class at our next annual meeting of stockholders. As a result, approximately one-third of the board of directors will be elected each year. The classified board provision will help to assure the continuity and stability of the board of directors and the business strategies and policies of ICC as determined by the board of directors. The classified board provision could have the effect of discouraging a third party from making a tender offer for our shares or attempting to obtain control of ICC. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.


Indemnification

        We have included in our certificate of incorporation and bylaws provisions to (1) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and (2) indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is discretionary.

        We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A Common Stock is American Stock Transfer and Trust Company.


                                  LEGAL MATTERS

        The legality of the shares being offered will be passed upon by Kramer Levin Naftalis & Frankel LLP, New York, New York.


                                     EXPERTS

        Richard A. Eisner & Company, LLP, independent auditors, have audited our consolidated financial statements as of July 31, 1998 and for each of the two years then ended and for the period from November 18, 1991 (inception) through July 31, 1998, as set forth in their report, included in our Annual Report on Form 10-KSB for the year ended July 31, 1998 which is incorporated in this Prospectus by reference. Such report contained an explanatory paragraph which indicated that substantial doubt existed with respect to the Company's ability to continue as a going concern. Our consolidated financial statements are incorporated by reference in reliance on Richard A. Eisner & Company, LLP's report, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

o Government Filings. We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

        We have filed with the SEC a registration statement on Form S-3 to register the shares of common stock to be offered. This Prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to that registration statement and to the exhibits and schedules filed as part of that registration statement, as well as the documents we have incorporated by reference which are discussed below. You can review and copy the registration statement, its exhibits and schedules, as well as the documents we have incorporated by reference, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site, given above.

o       Stock  Market.  Shares  of our  common  stock are  traded on The  Nasdaq
        SmallCap Market. Materials that are filed can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

o Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering has been completed:

o       Our Annual Report on Form 10-KSB for the year ended July 31, 1998;

o Our Quarterly Reports on Form 10-QSB for the quarters ended October 31, 1998 and January 31, 1999;

o Our Quarterly Reports on Form 10-QSB/A for the quarters ended October 31, 1998 and January 31, 1999;

o       Our proxy statement for the 1999 Annual Meeting of Stockholders;

o Our Current Report on Form 8-K, filed with the SEC on April 20, 1999 and our amendment on Form 8K/A filed with the SEC on April 28, 1999; and

o The description of our Class A Common Stock contained in our Rule 424 Prospectus filed with the SEC on June 18, 1997, including any amendments or reports filed for the purpose of updating such description. See also "Description of Securities" in this Prospectus.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

        Internet Commerce Corporation
        805 Third Avenue
        New York, New York  10022
        (212) 271-7640
        Attn:  Victor Bjorge

        You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus supplement is accurate as of any date other than the date on the front of those documents.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. All of the expenses will be borne by the Company except as otherwise indicated.

        SEC Registration Fee (actual)....................................$10,776
        Nasdaq SmallCap Market Listing Fee (actual)..................... $ 7,500
        Blue Sky Fees and Expenses...................................... $ 5,000
        Printing and Engraving Fees and Expenses.........................$    *
        Legal Fees and Expenses..........................................$    *
        Accounting Fees and Expenses.....................................$    *
        Miscellaneous....................................................$    *
        Total............................................................$    *
----------
* To be completed by amendment.

Item 15.       Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statue requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statue provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise. Section 145 thus makes provision for indemnification in terms sufficiently broad to cover officers and directors, under certain circumstances, for liabilities arising under the Securities Act.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

        Article Seventh of our Amended and Restated Certificate of Incorporation, as further amended, further provides that we shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, each person that
Section 145 grants us power to indemnify. Article Seventh of our Amended and Restated Certificate of Incorporation, as further amended, provides that no director shall be liable to ICC or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL or (4) a transaction from which the director derived an improper personal benefit, and that it is the intention of the foregoing provisions to eliminate the liability of our directors to ICC or our stockholders to the fullest extent permitted by
Section 102(b)(7) of the DGCL.

        Article V of our by-laws provides that we shall, to the fullest extent permitted by the laws of the State of Delaware, indemnify any and all persons whom we shall have power to indemnify against any and all of the costs, expenses, liabilities or other matters incurred by them by reason of having been officers or directors of ICC, any subsidiary of ICC or of any other corporation for which the person acted as officer or director at the request of the corporation.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ICC of expenses incurred or paid by a director, officer or controlling person of ICC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by ICC is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


Item 16.       Exhibits.

        The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated in this Registration Statement by reference to a prior filing of the Company under the Securities Act or the Exchange Act as indicated in parenthesis:

Exhibit
Number                Description
------                -----------

3(i).1                Amended and Restated Certificate of Incorporation

3(i).2 Certificate of Merger merging Infosafe Systems, Inc. and Internet Commerce Corporation

3(i).3 Certificate of Amendment to the Amended and Restated Articles of Incorporation (1)

3(i).4                Certificate  of   Designations  --  Series  A  Convertible
                      Redeemable Preferred Stock

3(i).5                Certificate of Designations -- Series S Preferred Stock

3(ii).1               * By-laws

4.1                   Specimen Certificate for Class A Common Stock (2)

4.2 Form of Revised Subscription Agreement, dated March 31, 1999, relating to the shares of Series A Convertible Redeemable Preferred Stock sold in the 1999 private placement

4.3                   Form of Underwriter's Option (2)

4.4                   Form of Warrant Agreement (2)

4.5                   Escrow agreement, as amended (2)

4.6                   Form of warrant expiring February 18, 2002 (2)

4.7 Warrant Agreement, dated February 10, 1997, by and among ICC, American Stock Transfer and Trust Company as warrant agent and D.H. Blair Investment Banking Corp. (3)

4.8 Amendment Agreement, dated February 10, 1997, to Warrant Agreement dated January 25, 1995 by and among ICC, American Stock Transfer and Trust Company as warrant agent and D.H. Blair Investment Banking Corp. (3)

4.9 Form of Unit Purchase Option for D.H. Blair Investment Banking Corp. dated February 18, 1997 (3)

4.10                  Agreement,  dated February 18, 1997, between ICC and D. H.
                      Blair Investment Banking Corp. to extend an agreement dated January 25, 1995 regarding mergers, acquisitions and similar transactions (3)

4.11 Form of Class A Bridge Warrant issued in the 1998 bridge financing

5.1 * Opinion of Kramer Levin Naftalis & Frankel LLP regarding legality of the shares of Class A Common Stock being registered pursuant to this Registration Statement

9.1 Voting Trust Agreement between the trustees of the voting trust and various stockholders of ICC (2)

9.2                   Amendments to the Voting Trust Agreement

10.1                  1992 Stock Option Plan (2)

10.2                  1994 Stock Option Plan (2)

10.3 Formation and Stock Purchase Agreement, dated as of April 16, 1997 among ICC, Michele Golden and Michael
                      Cassidy (4)

10.4 Lease Agreement between 805 Third Ave. Co. as landlord and ICC as tenant relating to the rental of ICC's current principal executive office (5)

10.5 Consulting Agreement, dated as of June 12, 1998, between Summerwind Restructuring, Inc. and ICC

10.6 * Lease Agreement, dated as of May 21, 1999, between JB Squared LLC and ICC relating to the rental of approximately 4,000 square feet at the Lakeview Executive Center, 45 Research Way, East Setauket, New York, 11733

10.7 * Lease Agreement, dated as of December 23, 1998, between ICC and Data General Corporation relating to computer hardware and software.

10.8 * Lease Agreement, entered into in May 1999, between ICC and Data General Corporation relating to computer hardware and software

10.9                  Employment  Agreement  for Richard J.  Berman  dated as of
                      September 15, 1998

10.10                 Employment  Agreement  for G. Michael  Cassidy dated as of
                      April 16, 1997

10.11                 Employment  Agreement for Michele Golden dated as of April
                      16, 1997

10.12                 Employment  Agreement  for  Donald R.  Gordon  dated as of
                      December 18, 1998

10.13                 Employment  Agreement  for David Hubbard dated as of April
                      16, 1997

10.14                 Employment  Agreement  for  Walter M.  Psztur  dated as of
                      August 21, 1998

23(ii).1              Consent of Richard A. Eisner & Company, LLP

(b)                   Financial Statement Schedules:
                      Not Applicable.

*       To be filed by amendment

(1) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended July 31, 1998.

(2) Incorporated by reference to the Company's Registration Statement on Form SB-2 (File no. 33-83940)

(3) Incorporated by reference to the Company's Report on Form 10-QSB dated January 31, 1997

(4) Incorporated by reference to the Company's Report on Form 10-QSB dated April 30, 1997

(5) Incorporated by reference to the Company's Report on Form 10-QSB dated October 31, 1997


Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 4th day of June, 1999.

                                    INTERNET COMMERCE CORPORATION

                                    By:     /s/ Richard J. Berman
                                            ------------------------------------
                                            Richard J. Berman
                                            Chief Executive Officer and
                                            Chairman of the Board

        Pursuant to the requirements of the Securities Act, this Registration Statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.


Signature                           Title                               Date
---------                           -----                               ----

/s/ Richard J. Berman               Chairman of the Board           June 4, 1999
-----------------------             and Chief Executive Officer
Richard J. Berman                   (principal executive officer)



/s/ Walter M. Psztur                Vice President,                 June 4, 1999
-----------------------             Finance & Administration
Walter M. Psztur                    (principal financial
                                    and accounting officer)



/s/ G. Michael Cassidy              Director                        June 4, 1999
-----------------------
G. Michael Cassidy


/s/ Michele Golden                  Director                        June 4, 1999
-----------------------
Michele Golden


/s/ Charles C. Johnston             Director                        June 4, 1999
-----------------------
Charles C. Johnston


                                    Director
-----------------------
Arthur R. Medici


                                    Director
-----------------------
James Ortenzio


/s/ Peter Ruel                      Director                        June 4, 1999
-----------------------
Peter Ruel